Filed Pursuant to Rule 424(b)(2)
                                                    Registration No. 333-60474

Pricing Supplement No. 1 dated January 16, 2003
(to Prospectus Supplement dated December 23, 2002
and Prospectus dated June 14, 2001)

LEHMAN BROTHERS HOLDINGS INC.
Lehman Notes, Series A
Due Nine Months or More from the Date of Issue

Trade Date:             January 16, 2003

Issue Date:             January 22, 2003



CUSIP       Aggregate       Price to    Gross       Named       Dealers'
Number      Principal       Public      Agents'     Agents'     Selling
            Amount                      Concession  Concession  Concession

52519FAA9   $2,008,000.00   100.00%     1.20%       1.00%       0.75%
52519FAB7   $2,317,000.00   100.00%     1.80%       1.60%       1.20%
52519FAC5   $3,692,000.00   100.00%     2.20%       2.00%       1.60%


CUSIP       Net Proceeds    Interest Rate
Number      to Issuer       per Annum

52519FAA9   $1,983,904.00   3.80%
52519FAB7   $2,275,294.00   5.00%
52519FAC5   $3,610,776.00   5.60%



CUSIP       Interest Payment            Maturity             Survivor's
Number      Dates                       Date                 Option (Yes/No)

52519FAA9   Monthly on the 15th,        January 22, 2008      Yes
            and on the Maturity Date
52519FAB7   Monthly on the 15th,        January 22, 2013      Yes
            and on the Maturity Date
52519FAC5   Monthly on the 15th,        January 22, 2018      Yes
            and on the Maturity Date


CUSIP       Right of Issuer to Redeem Notes or of
Number      Holder to Require Repayment of Notes

52519FAA9   The Note may not be redeemed prior to the Maturity Date at the option of Lehman Brothers Holdings.
            The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date.

52519FAB7   The Note may not be redeemed prior to the Maturity Date at the option of Lehman Brothers Holdings.
            The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date.

52519FAC5   The Note may be redeemed prior to the Maturity Date at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 15th, commencing January 15, 2008. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.
            The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date.


Other Terms:            None


Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.